UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 13, 2003

INSPIRE PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31135	04-3209022
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4222 Emperor Boulevard, Suite 470, Durham, North Carolina	27703-8466
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (919) 941-9777

(Former Name or Former Address, If Changed Since Last Report)

Item 5.    Other Events.

On August 13, 2003, Inspire Pharmaceuticals, Inc. issued the following press release:

“INSPIRE PHARMACEUTICALS ANNOUNCES RESULTS OF PHASE IIIb

STUDY IN DRY EYE

“DURHAM, NC—August 13, 2003—Inspire Pharmaceuticals, Inc. (Nasdaq: ISPH) today announced encouraging and supportive results from study 03-108, a Phase IIIb study of diquafosol for the treatment of dry eye. This exploratory study included assessments from both a conventional environmental component and an experimental Controlled Adverse Environment (CAE) chamber designed to exacerbate dry eye.

“The study was a four-week, placebo-controlled, double-masked comparison of the safety and efficacy of 2% diquafosol tetrasodium ophthalmic eye drops to placebo, administered four times daily in 222 dry eye patients. Endpoints included ocular staining (a key objective measure of corneal and conjunctival surface health) and ocular discomfort (a measure of patient-reported symptoms) measured in both the environmental and the CAE chamber portions of the study.

“In this study, as in previous studies, diquafosol was well tolerated, with the incidence of adverse events similar to placebo. There were no treatment-related serious adverse events reported. As stated previously, data from the study will be submitted to the Food and Drug Administration as part of the 120-day safety update.

“In the environmental portion of the study, treatment with diquafosol resulted in statistically significant improvements in ocular staining compared to placebo. These findings are consistent with those demonstrated in the Phase II and III studies submitted in Inspire’s New Drug Application for diquafosol.

“In the experimental CAE chamber portion of the study, statistical significance was not achieved with respect to the primary endpoints of ocular staining and discomfort after exposure in the CAE chamber. Patients treated with diquafosol showed an improvement in ocular staining to a greater extent than patients receiving placebo, although not significantly so.

“Christy L. Shaffer, Ph.D., Inspire’s CEO, stated, ‘We are encouraged by the staining data in the environmental portion of the study, which is consistent with the results of our submitted studies. Although study 108 has not been designated as a pivotal trial, we believe these results are supportive of the overall program.’

“About	Dry Eye

“Dry eye is a painful, burning and irritating condition involving abnormalities and deficiencies in the tear film due to a variety of causes. It affects approximately 10 million North Americans and is one of the most frequent patient complaints reported to ophthalmologists and optometrists. The majority of dry eye patients rely on artificial tears to relieve symptoms.

“About Inspire

“Inspire Pharmaceuticals, Inc. discovers and develops new drugs to treat diseases characterized by deficiencies in the body’s innate defense mechanisms of mucosal hydration and mucociliary clearance, as well as other non-mucosal disorders. Mucosal defense mechanisms are the natural way that the body defends its mucosal surfaces against dust, pollutants, bacteria and viruses. Inspire’s lead product candidates target ophthalmic and respiratory diseases with inadequate current treatments and which represent large therapeutic market opportunities. Inspire has development and commercialization alliances with Allergan, Inc., Santen Pharmaceutical Co., Ltd. and Kirin Brewery Co., Ltd., and has a collaboration with Cystic Fibrosis Foundation Therapeutics, Inc. Inspire’s products are based on proprietary technology relating to P2Y2 receptors and to non-P2Y2 receptors that show therapeutic promise, including P2Y12.

“Forward-Looking Statements

“The forward-looking statements in this news release relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue and earnings expectations, intellectual property rights and litigation, competitive products, results of clinical trials, the need for additional research and testing, delays in manufacturing, funding and the timing and content of decisions made by regulatory authorities, including the United States Food and Drug Administration. Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the Securities and Exchange Commission. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.”

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Inspire Pharmaceuticals, Inc.

By:	/s/ Gregory J. Mossinghoff
Gregory J. Mossinghoff
President and Secretary

Dated:    August 13, 2003